Exhibit 10.12(c)

AIRBNB, INC.

2018 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

GRANT NUMBER:

Terms defined in the Company’s 2018 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (“Notice of Grant”).

Name:

Address:

You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Plan and the attached Restricted Stock Unit Agreement (hereinafter “Agreement”) under the Plan, both of which are incorporated herein by reference, as follows:

Total Number of RSUs:

RSU Grant Date:

Vesting Start Date:

Expiration Date:	The earlier to occur of: (a) the date on which settlement of all vested RSUs granted hereunder occurs and (b) the seventh anniversary of the Grant Date.

Vesting:

(a) Settlement of RSUs is conditioned on satisfaction of two vesting requirements before the Expiration Date (or earlier termination of RSUs pursuant to the Agreement or the Plan): A time and service based requirement (the “Time and Service Based Requirement”) and a liquidity event requirement (the “Liquidity Event Requirement”), each as described below. RSUs will only vest as set forth in clauses (b) and (c) below if both of these two requirements are satisfied on or before the Expiration Date (or earlier termination of RSUs pursuant to the Agreement or the Plan).

(1)

Time and Service Based Requirement: Provided Participant is in Continuous Service Status on each applicable date, the Time and Service Based Requirement will be satisfied as to (i) twenty-five percent (25%) of the Total Number of RSUs (as set forth above) subject to this award on the one (1) year anniversary of the Vesting Start Date (the “Anniversary Date”), and (ii) one-sixteenth (1/16th) of the Total Number of RSUs on each subsequent Quarterly Installment Date. “Quarterly Installment Date” shall mean each of February 25, May 25, August 25 and November 25 of a given calendar year. “Continuous Service Status” means Participant continues to provide services as an employee, officer, director or consultant to the Company or a Subsidiary or Parent of the Company.

(2)

Liquidity Event Requirement: The Liquidity Event Requirement will be satisfied on the first to occur of (i) the date that is the earlier of (x) the first Quarterly Installment Date that is on or after first trading day following expiration of the “lock up” period after the effective date of an initial underwritten sale of the Company’s equity securities to the public (“IPO”) or (y) February 25 of the calendar year following the year in which the IPO was declared effective, or (ii) an Acquisition, provided that the Acquisition constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as defined in the regulations under Section 409A of the Code (a “Change in Control”) (the earlier of (i) and (ii) being an “Initial Vesting Event”).

(b) RSUs Vested at Initial Vesting Event. If at the time of the Initial Vesting Event, Participant is not in Continuous Service Status and did not meet the Time and Service Based Requirement with respect to any portion of the RSUs, then no portion of the RSUs shall vest. If at the time of the Initial Vesting Event, Participant is in Continuous Service Status or has ceased Continuous Service Status but did meet the Time and Service Based Requirement with respect to any portion of the RSUs, then the RSUs shall vest calculated as set forth in clause (a)(1) above.

(c) RSUs Vested after Initial Vesting Event. If Participant is in Continuous Service Status on the date of the Initial Vesting Event, then with respect to RSUs that have not vested as of such Initial Vesting Event, vesting shall continue under the Time and Service Based Requirement as set forth in clause (a)(1) above (each vesting date a “Subsequent Vesting Event”).

Settlement: Upon the Initial Vesting Event or within 30 days following the occurrence of any Subsequent Vesting Event as set forth above, RSUs that vest as of the Initial Vesting Event or any Subsequent Vesting Event, as applicable, shall be settled. Settlement means the delivery of the Shares vested under an RSU. Settlement of RSUs on the Initial Vesting Event or any Subsequent Vesting Event shall be in Shares. Settlement of vested RSUs shall occur whether or not Participant is in Continuous Service Status at the time of settlement. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Notice of Grant.

Participant acknowledges that the vesting of the RSUs pursuant to this Notice of Grant is conditioned on the occurrence of both the Time and Service Based Requirement and the Liquidity Event Requirement. By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that Participant has read this Notice of Grant, the Agreement and the Plan.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Notice of Grant, this Agreement, the information described in Rules 701(e)(2), (3), (4) and (5) under the Securities Act, account statements, or other communications or information) whether via the Company’s intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by the Company.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice of Grant and the Agreement.

PARTICIPANT	AIRBNB, INC.

By:
Brian Chesky, President and CEO

AIRBNB, INC.

RESTRICTED STOCK UNIT AGREEMENT UNDER THE

2018 EQUITY INCENTIVE PLAN

Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”), the Notice of Restricted Stock Unit Award (“Notice of Grant”) and this Restricted Stock Unit Agreement (this “Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

1. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

2. Dividend Equivalents. Dividend equivalents, if any, shall not be credited to Participant in respect of Participant’s RSUs, except as otherwise permitted by the Committee.

3. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, other than by will or by the laws of descent and distribution. Any transferee who receives an interest in the RSU or the underlying Shares upon the death of Participant shall acknowledge in writing that the RSU shall continue to be subject to the restrictions set forth in this Section 3, Section 6 and Section 13 below.

4. Termination. The RSUs shall terminate on the Expiration Date or earlier as provided in this Agreement or the Plan. If Participant’s Continuous Service Status terminates for any reason, all RSUs for which vesting is no longer possible under the terms of the Notice of Grant and this Agreement shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. If Participant’s Continuous Service Status terminates prior to an Initial Vesting Event and Participant had not satisfied any portion of the Time and Service Based Requirement as of the date that Participant’s Continuous Service Status terminated, then all RSUs awarded in this Notice of Grant and this Agreement shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether such termination has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

5. Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice of Grant, this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of each of the foregoing documents, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.

6. Limitations on Transfer of Stock. In addition to any other limitation on transfer created by applicable securities and other laws, Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this Agreement except with the Company’s prior written consent and in compliance with the provisions of the Plan, the Company’s Bylaws, the Company’s then current Insider Trading Policy, and applicable securities and other laws. The restrictions on transfer also include a prohibition on any short position, any “put equivalent position” or any “call equivalent position” by the RSU holder with respect to the RSU itself as well as any Shares issuable upon settlement of the RSU prior to the settlement thereof until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

7. Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such shares or interest subject to the provisions of this Agreement, including the transfer restrictions of Sections 3, 6 and 13, and the Company’s Bylaws, and the transferee shall acknowledge such restrictions in writing. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

8. Responsibility for Taxes.

(a) Regardless of any action the Company or, if different, the Subsidiary or Parent of the Company to which Participant renders services (the “Service Recipient”) takes with respect to any or all Tax-Related Obligations, Participant acknowledges that the ultimate liability for all Tax-Related Obligations legally due by Participant is and remains Participant’s responsibility, may exceed the amount actually withheld by the Company or the Service Recipient, and that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Obligations in connection with any aspect of the award, including the grant and settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Obligations or achieve any particular tax result. Participant acknowledges that if Participant is subject to Tax-Related Obligations in more than one jurisdiction, the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Obligations in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Obligations. In this regard, Participant authorizes the Company and/or the Service Recipient to withhold all applicable Tax-Related Obligations legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient. With the Company’s consent, these arrangements may also include, if permissible under local law, (i) withholding Shares that otherwise would be issued to Participant when Participant’s RSUs are settled; (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf and Participant hereby authorizes such sales by this authorization); (iii) Participant’s payment of a cash amount; or (iv) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be through a mandatory sale under (ii) above.

(c) Depending on the withholding method, the Company and/or the Service Recipient may withhold or account for Tax-Related Obligations by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. In the case of withholding in Shares, the Company shall issue the net number of Shares to Participant by deducting the Shares retained for Tax-Related Obligations from the Shares issuable upon vesting. For tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Obligations.

(d) Participant shall pay to the Company and/or the Service Recipient any amount of Tax-Related Obligations that the Company and/or the Service Recipient may be required to withhold as a result of Participant’s participation in the Plan or Participant’s acquisition of Shares that cannot be satisfied by the means previously described. Finally, Participant acknowledges that the Company has no obligation to deliver Shares to Participant until Participant has satisfied the obligations in connection with the Tax-Related Obligations as described in this Section 8. In this regard, Participant authorizes the Company to instruct the broker whom it has selected for this purpose to sell a number of Shares to be issued upon the vesting or settlement of Participant’s RSUs to meet the withholding obligation for Tax-Related Obligations.

9. Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments (such as settlement of the RSUs) (“Payments”) provided under this Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such Payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from Participant’s separation from service from the Company or the Service Recipient or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first Payment thereof will include a catch-up Payment covering the amount that would have otherwise been paid during the period between Participant’s termination of employment and the first Payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A, the provision will be read in such a manner so that all Payments hereunder are exempt from Section 409A to the maximum permissible extent and, for any Payments where such construction is not reasonable, that those Payments comply with Section 409A to the maximum permissible extent. To the extent any Payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such Payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate Payments for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

10. U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon vesting and/or settlement of the RSUs and/or acquisition or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such vesting, settlement, acquisition or disposition.

11. Compliance with Laws and Regulations. The Plan and this Agreement are intended to comply with Section 25102(o) and Rule 701. Any provision of this Agreement that is inconsistent with Section 25102(o) or Rule 701 shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 25102(o) and/or Rule 701. The issuance and transfer of Shares will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Committee may request of Participant for compliance with applicable laws) with all applicable U.S. and non-U.S. federal, state and local securities and other laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Company’s equity securities may then be listed or quoted, as they are in effect on the Grant Date and also on the date of settlement. Participant may not be issued any Shares if such issuance would constitute a violation of any applicable U.S. and non-U.S. federal, state or local securities laws or other law or regulations or the requirements of any stock exchange or automated quotation system upon which the Shares or other equity securities of the Company may then be listed or quoted. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such Shares. Participant understands that the Company will be under no obligation to register the Shares with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

12. Legend on Certificates. The certificates representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement, the Company’s Bylaws, or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other Company equity securities are listed, and any applicable U.S. and non-U.S. federal, state or local laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13. Market Standoff Agreement. Participant agrees that, subject to any early release provisions that apply pro rata to stockholders of the Company according to their holdings of Shares or other Company equity securities (determined on an as-converted into common stock basis), Participant will not, for a period of up to one hundred eighty (180) days (plus up to an additional thirty five (35) days to the extent reasonably requested by the Company or such underwriter(s) to accommodate regulatory restrictions on the publication or other distribution of research reports or earnings releases by the Company, including National Association of Securities Dealers and New York Stock Exchange rules) following the effective date of the registration statement filed with the SEC relating to the IPO, directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of any equity securities of the Company, except for: sales of any equity securities to be included in the registration statement for the IPO. For the avoidance of doubt, the provisions of this Section 13 shall only apply to the IPO. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the Shares subject to this Section 13 and to impose stop transfer instructions with respect to the Shares until the end of such period. Participant further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing restrictions on transfer. For the avoidance of doubt, the foregoing provisions of this Section 13 shall not apply to any registration of equity securities of the Company (a) under an employee benefit plan or (b) in a merger, consolidation, business combination or similar transaction.

14. Data Privacy.

(a) Participant hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other award materials by and among, as applicable, the Service Recipient, the Company, and any Subsidiary or Parent or Affiliate of the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b) Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares granted, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

(c) Participant understands that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her Continuous Service Status with the Service Recipient will not be affected; the only consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant the RSUs or other equity awards to Participant, or administer or maintain such awards. Therefore, Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

(d) Finally, upon request of the Company or the Service Recipient, Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Service Recipient may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Service Recipient.

15. No Rights as Employee, Director or Consultant. Except to the extent otherwise provided under applicable law or individual written agreement between Participant and the Company (or, if applicable, a Subsidiary or Parent of the Company), nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Subsidiary or Parent of the Company, to terminate Participant’s Continuous Service Status, for any reason, with or without Cause. Except to the extent otherwise provided under applicable law or individual written agreement between Participant and the Company (or, if applicable, a Subsidiary or Parent of the Company), Participant understands that his or her employment, consulting or other service relationship with the Company or a Subsidiary or Parent of the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice of Grant, the Agreement or the Plan changes the “at-will” nature of that relationship.

16. General Provisions.

(a) Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

(b) Entire Agreement. The Plan and the Notice of Grant are each incorporated herein by reference. This Agreement, the Notice of Grant and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior undertakings and agreements with respect to such subject matter.

(c) Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

(d) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

(e) Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

(f) Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

17. Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time an electronic confirmation of receipt is received, if delivery is by email; (iii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iv) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (v) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. Any notice for delivery outside the United States will be sent by email, facsimile or by express courier. Any notice not delivered personally or by email will be sent with postage and/or other charges prepaid and properly addressed to Participant at the last known address or facsimile number on the books of the Company, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto or, in the case of the Company, to it at its principal place of business. Notices to the Company will be marked “Attention: General Counsel.” Notices by facsimile shall be machine verified as received.

18. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

19. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

20. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.